Exhibit 99.1

Genworth Financial Reports Third Quarter Net Operating Earnings

Increase 32 Percent to $0.83 Per Diluted Share

Income From Continuing Operations of $0.76 Per Diluted Share

Richmond, VA (October 25, 2007) – Genworth Financial, Inc. (NYSE: GNW) today reported income from continuing operations for the third quarter of 2007 of $339 million, or $0.76 per diluted share. Income from continuing operations for the third quarter of 2006 was $294 million, or $0.63 per diluted share.

Net operating income for the third quarter of 2007 was $368 million, or $0.83 per diluted share, compared to net operating income of $297 million, or $0.63 per diluted share, in the third quarter of 2006.

	Three months ended September 30 (Unaudited)
(Amounts in millions, except per share)	2007		2006
	Total	Per diluted share	Total	Per diluted share
Income from continuing operations	$339	$0.76	$294	$0.63
Net income	$339	$0.76	$304	$0.65
Net operating income[1]	$368	$0.83	$297	$0.63
Weighted average diluted shares	445.6		467.2

[1]

This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (“Non-GAAP”). See the Use of Non-GAAP Measures section of this press release for additional information.

“I am pleased with the overall results in the quarter and in particular, the strong growth in the international and fee-based businesses,” said Michael D. Fraizer, chairman and chief executive. “U.S. mortgage insurance results fell short of our targets reflecting the current U.S. residential real estate market, but were strong in light of a difficult operating environment. Given these challenges, our current outlook for full year net operating earnings per share is $3.00 to $3.10.”

Third Quarter Highlights

Business Growth

•

The International segment had strong sales performance, in both payment protection and mortgage insurance. In payment protection, sales were up 9 percent, adjusted for foreign exchange, from solid performance in both established and new markets. Mortgage insurance sales grew 15 percent, driven by strong flow growth in Canada and strong bulk growth in Australia. Unearned premium reserves grew to $3.3 billion at quarter end, up from $2.9 billion at June 30, 2007.

•	Fee-based retirement and wealth management lines showed strong progress.

•	Assets under management (AUM) in our managed money business more than tripled to $21.7 billion including the acquired AssetMark business and 134 percent growth in net flows.

•	Income distribution product sales increased 61 percent to $528 million.

•	Universal life sales more than doubled to $68 million, including $53 million of excess deposits.

•

Genworth successfully launched its long term care (LTC) provider relationship with AARP, offering both group and individual products through web, face-to-face career and tele-sales channels, and is expected to generate $100 to $150 million of sales over the next 5 years.

•

U.S. Mortgage Insurance delivered operating income of $39 million in the quarter, despite an adverse residential real estate market. Supporting this was strong 29 percent revenue growth, resulting from solid flow sales and continued improvement in flow persistency, which helped offset losses in the current environment.

Expense & Capital Management

•	Genworth’s adjusted expense ratio declined to 10.4 percent, down one point from the full year 2006 ratio.

•

The year-to-date effective tax rate was 28.2 percent and reflects the ongoing tax efficiency efforts since the company’s initial public offering, as well as the favorable resolution of certain tax positions. Genworth’s full year effective tax rate is anticipated to be between 29 and 30 percent.

•

Genworth’s principal U.S. mortgage insurance subsidiary released $300 million of excess mortgage insurance contingency reserves and paid a $350 million dividend to the holding company for redeployment.

•	Genworth completed its current share repurchase authorization and accelerated share repurchase (ASR) program, bringing the total repurchased during the year to $1.1 billion.

•	Genworth increased its quarterly cash dividend 11 percent to $0.10 per share. This represents more than a 50 percent increase since 2004.

Segment Results

Net operating income presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes, as well as the results from discontinued operations. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the third quarter of 2007 was a favorable $12 million.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (in millions)	Q3 07	Q3 06
Managed Money	$11	$5
Retirement Income	82	39
Institutional	10	9
Life Insurance	81	79
Long Term Care	39	38

Total Retirement and Protection	$223	$170

Sales (in millions)	Q3 07	Q3 06
Managed Money
Gross Flows	$1,665	$602
Net Flows	1,098	469
Retirement Income
Fee-Based	665	441
Spread-Based	358	647
Institutional	224	596
Life Insurance	96	69
Long Term Care	60	51

Assets Under Management[2] (in millions)	Q3 07	Q3 06
Fee-Based[3]	$28,316	$10,651
Spread-Based[4]	31,210	31,328

Total Assets Under Management	$59,526	$41,979

Retirement and Protection’s net operating income increased 31 percent to $223 million from strong growth in fee-based earnings and a lower effective tax rate.

Managed money earnings more than doubled to $11 million in the current quarter. This performance was attributable to a three-fold increase in AUM to $21.7 billion from strong net flows, equity market appreciation and the acquisition of AssetMark.

[2]	Assets under management represent account values, net of reinsurance, and managed third party assets.
[3]	Fee-based includes managed money and retirement income fee-based businesses.
[4]	Spread-based includes retirement income spread-based and institutional businesses.

Managed money net flows were $1.1 billion reflecting product and distribution expansion.

Retirement income fee-based earnings more than doubled from $16 million to $40 million reflecting a 71 percent growth in AUM and an increase of $18 million related to favorable tax adjustments versus the prior year. These were partially offset by lower third-party service related fees. Fee-based retirement income sales grew 51 percent from strong demand for income distribution series products and expanded wholesaling efforts.

Retirement income spread-based earnings grew 83 percent from $23 million to $42 million on wider fixed annuity spreads from cumulative crediting rate resets that were partially offset by lower account balances. The product line also benefited from higher limited partnership income as well as a lower effective tax rate. Lower fixed annuity sales reflected both the unfavorable yield curve environment and competitive pressures.

Institutional earnings were up 11 percent from growth in AUM. Institutional sales of $224 million included $200 million of funding agreements backing notes.

Life insurance earnings increased 3 percent as insurance in-force growth and limited partnership income were partially offset by higher term life mortality and lower term life persistency. Total life sales grew 39 percent to $96 million with strong universal life sales in both single premium and excess deposits offsetting a 22 percent decline in term life.

LTC earnings were relatively flat, as good new business returns and a $7 million favorable reserve adjustment were offset by weak old block performance. LTC sales increased 18 percent to $60 million driven by $8 million of linked benefits product sales. Prior year individual LTC sales included an estimated $6 million of sales acceleration associated with a 2006 new business rate change in California. Filings for the recently announced rate action on the old LTC block have been completed in more than 40 states with the approval process complete or nearly complete in approximately 25 percent of states, representing average rate increases of 10 percent.

International

International Net Operating Income (in millions)	Q3 07	Q3 06
Mortgage Insurance
Canada	$68	$54
Australia	36	26
Other International	6	1
Payment Protection	30	26

Total International	$140	$107

Sales (in billions)	Q3 07	Q3 06
Mortgage Insurance
Canada	$12.3	$10.8
Australia	18.4	12.5
Other International	5.5	5.4

Total Mortgage Insurance	$36.2	$28.7

Payment Protection	$0.7	$0.6

International’s net operating income increased 20 percent, reflecting strong revenue growth in both payment protection and mortgage insurance. The payment protection business demonstrated solid progress in penetrating both new and existing markets. International mortgage insurance business continued to perform well, as insurance in force increased 26 percent to $462 billion and compared to last year, unearned premium reserves increased 29 percent to $3.3 billion. Margins remained strong in this business with an international mortgage insurance loss ratio of 32 percent.

In Canada, net operating income was up 17 percent from a 29 percent increase in premium, partially offset by moderately higher losses as the book seasons, and a higher effective tax rate. In Australia, net operating income increased 23 percent from a 35 percent increase in premium, partially offset by higher losses. Other international mortgage insurance contributed $6 million to earnings from growth in Europe. In payment protection, net operating income was up 8 percent as strong revenue growth was partially offset by increased losses, expenses, and an unfavorable tax item in the quarter.

International mortgage insurance sales grew 15 percent. In Canada, total sales were up 6 percent driven by a 27 percent increase in flow sales as Genworth continued to increase penetration with existing lenders and gain share in the growing Canadian mortgage insurance market. In Australia, sales grew 32 percent primarily from a bulk transaction with a large lender. Payment protection sales grew 9 percent from solid performance in established markets and strong progress in new markets in Continental Europe, Mexico and Canada.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q3 07	Q3 06
Net Operating Income	$39	$53

Primary Insurance In Force (in billions)	144.8	104.0

Primary Risk In Force (in billions)	28.1	22.5

Primary Sales (in billions)
Flow	$13.2	$6.9
Bulk	2.8	1.2

Total Primary Sales	$16.0	$8.1

U.S. Mortgage Insurance’s net operating income declined by $14 million to $39 million, as a 35 percent increase in premiums was more than offset by higher losses.

Primary insurance in-force (IIF) increased 39 percent to $144.8 billion while primary risk in-force (RIF) increased 25 percent to $28.1 billion. The IIF increase was driven by strong growth in both the flow and prime bulk channels, coupled with an 8 point rise in flow persistency to 82 percent. The RIF growth rate reflects thinner coverage in prime bulk transactions. Flow mortgage insurance sales increased 91 percent to $13.2 billion reflecting growth of the mortgage insurance market. Bulk sales increased $1.6 billion from selective participation in the GSE Alt-A channel.

Paid claims increased $13 million, before tax, primarily driven by higher average claim amounts due to higher loan balances. During the quarter, reserves increased a net $75 million, before tax, primarily resulting from significant increases in delinquencies and foreclosures, especially in Florida, California, Arizona and Nevada, as well as in A minus and Alt-A products. Paid claims for the full year are expected to be in the range of $160 - $185 million, consistent with prior outlook, with net operating earnings in the range of approximately $170 - $200 million for the full year 2007.

Corporate and Other

Corporate and Other (in millions)	Q3 07	Q3 06
Net Operating Loss	($34)	($33)

The Corporate and Other net operating loss was approximately flat at $34 million, from decreased expenses, offset by lower investment income on surplus and higher debt related costs.

Investment Highlights

During the quarter, after-tax net investment income related to bond calls, commercial mortgage loan prepayments and limited partnership investments was $24 million compared to $8 million in the prior year quarter.

Third quarter investment losses of $29 million, net of tax and other offsets, included $16 million of impairments, $11 million of which related to sub-prime and Alt-A residential mortgage and asset-backed securities.

Stockholders’ Equity

Stockholders’ equity as of September 30, 2007 was $13.3 billion, or $30.32 per share, compared with $13.3 billion, or $29.44 per share, as of September 30, 2006. Stockholders’ equity, excluding accumulated other comprehensive income, as of September 30, 2007 was $12.6 billion, or $28.73 per share, compared with $12.1 billion, or $26.86 per share, as of September 30, 2006.

Share Repurchases

During the quarter, Genworth repurchased 3.6 million shares at a weighted average price of $28.72 per share. As of September 30, 2007, Genworth had completed its current repurchase authorization.

About Genworth Financial

Genworth is a leading financial security company meeting the retirement, longevity and lifestyle protection, investment and mortgage insurance needs of more than 15 million customers. It has a presence in more than 25 countries. For more information, visit genworth.com.

Conference Call and Financial Supplement Information

This press release and the third quarter 2007 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on October 26 from 9 a.m. to 10 a.m. (ET) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s October 26 conference call is 1-866-875-7108 or 1-706-634-9180 (outside the U.S.), passcode 19973872. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 1-800-642-1687 or 1-706-645-9291 (outside the U.S.) passcode 19973872. The replay will be available through November 9, 2007.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled "net operating income." Our chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income. We define net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. We exclude net investment gains (losses) and infrequent or unusual non-operating items because we do not consider them to be related to the operating performance of our segments and Corporate and Other activities. A significant component of our net investment gains (losses) are the result of credit-related impairments and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to our discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income if, in our opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income in accordance with GAAP, we believe that net operating income, and measures that are derived from or incorporate net operating income, are appropriate measures that are useful to investors because they identify the income attributable to the ongoing operations of the business. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company's definition of net operating income may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release. The table at the end of this press release reflects net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of our segments and Corporate and Other activities to net income for the three months ended September 30, 2007 and 2006.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

The company references the non-GAAP financial measure entitled “adjusted expense ratio” as a measure of productivity. The company defines adjusted expense ratio as acquisition and operating expenses, net of deferrals, divided by total revenues, excluding the effects of the company’s managed money and payment protection insurance businesses. The managed money and payment protection insurance businesses are excluded from this ratio as its expense base is comprised of varying levels of non-deferrable acquisition costs. Management believes that the expense ratio analysis enhances understanding of the productivity of the company. However, the adjusted expense ratio as defined by the company should not be viewed as a substitute for GAAP acquisition and operating expenses, net of deferrals, divided by total revenues. The tables at the end of this press release include a reconciliation of the adjusted expense ratio, as defined, to the GAAP measure.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as “sales,” which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable annuity products; (3) gross and net flows for our managed money business which represent gross flows net of redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we can earn a fee for administrative services only business, for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for our Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums, premium equivalents and new insurance written to be a measure of the company's operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company's revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Management regularly monitors and reports assets under management for our managed money business. Assets under management for our managed money business represent third-party assets under management that are not consolidated in our financial statements. The company considers assets under management for our managed money business to be a measure of the company’s operating performance because it represents a measure of the size of our business at a specific date, rather than a measure of the company’s revenues or profitability during that period.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity and credit markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, competition, availability and adequacy of reinsurance, defaults by counterparties, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a pandemic disease;

•

Risks relating to the company’s Retirement and Protection segment, including unexpected changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks as a result of the company’s decision to file for an increase in premiums on certain in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long term care insurance to increase as the company expects;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, deterioration in economic conditions or decline in home price appreciation, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is lower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous third mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, legal actions under Real Estate Settlement Practices Act, and potential liabilities in connection with the company’s U.S. contract underwriting services; and

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to GE under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804.662.2248
Alicia.charity@genworth.com

Linnea Olsen, 804.662.2536
Linnea.olsen@genworth.com

Media:	Al Orendorff, 804.662.2534
Alfred.orendorff@genworth.com

Consolidated Statements of Income

(amounts in millions, except per share data)

	Three months ended September 30,
	2007	2006
REVENUES:
Premiums	$1,600	$1,505
Net investment income	1,074	932
Net investment gains (losses)	(48)	(6)
Insurance and investment product fees and other	249	184

Total revenues	2,875	2,615

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,168	1,061
Interest credited	391	382
Acquisition and operating expenses, net of deferrals	540	493
Amortization of deferred acquisition costs and intangibles	202	160
Interest expense	124	87

Total benefits and expenses	2,425	2,183

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	450	432

Provision for income taxes	111	138

INCOME FROM CONTINUING OPERATIONS	339	294

Income from discontinued operations, net of taxes	—	10

NET INCOME	$339	$304

Earnings from continuing operations per common share:
Basic	$0.77	$0.64	[1]

Diluted	$0.76	$0.63

Earnings per common share:
Basic	$0.77	$0.67

Diluted	$0.76	$0.65

Weighted-average common shares outstanding:
Basic	441.1	453.8

Diluted	445.6	467.2

[1]

Earnings from continuing operations per common share have been revised from $0.65 which was originally reported in our Current Report on Form 8-K filed on April 16, 2007 (reflecting our reorganized segment reporting structure and the effects of classifying our group life and health insurance business as discontinued operations) to correct an immaterial rounding error.

Reconciliation of Net Operating Income to Net Income

	Three months ended September 30,
(Amounts in millions)	2007	2006
Net operating income (loss):
Retirement and Protection	$223	$170
International	140	107
U.S. Mortgage Insurance	39	53
Corporate and Other	(34)	(33)

Net operating income	368	297
Net investment gains (losses), net of taxes and other adjustments	(29)	(3)

Income from continuing operations	339	294
Income from discontinued operations, net of taxes	—	10

Net income	$339	$304

	Three months ended September 30,
(Amounts in millions, except per share amounts)	2007	2006
Earnings per common share:
Basic	$0.77	$0.67

Diluted	$0.76	$0.65

Net operating earnings per common share:
Basic	$0.83	$0.65

Diluted	$0.83	$0.63 [1]

Weighted-average common shares outstanding:
Basic	441.1	453.8

Diluted	445.6	467.2

[1]

Net operating earnings per diluted share for the 2006 quarter have been revised from $0.64 which was originally reported in our Current Report on Form 8-K filed on April 16, 2007 (reflecting our reorganized segment reporting structure and the effects of classifying our group life and health insurance business as discontinued operations) to correct an immaterial rounding error. This revision has no effect on net operating earnings per share amounts originally reported in our October 26, 2006 earnings release and quarterly financial supplement.

Reconciliation of Expense Ratio to Adjusted Expense Ratio

(Amounts in millions)	Three months ended September 30, 2007	Twelve months ended December 31, 2006
GAAP Basis Expense Ratio:
Acquisition and operating expenses, net of deferrals (1)	$540	$1,858
Total revenues (2)	$2,875	$10,285

Expense ratio (1) divided by (2)	18.8%	18.1%

GAAP Basis, As Adjusted—Expense Ratio:
Acquisition and operating expenses, net of deferrals	$540	$1,858
Less managed money	69	167
Less payment protection insurance business	218	683

Adjusted acquisition and operating expenses, net of deferrals (3)	$253	$1,008

Total revenues	$2,875	$10,285
Less managed money	88	199
Less payment protection insurance business	410	1,284
Less net investment gains (losses)	(48)	(69)

Adjusted total revenues (4)	$2,425	$8,871

Adjusted expense ratio (3) divided by (4)	10.4%	11.4%